Exhibit 99.1

May 26, 2023

Western Uranium & Vanadium adopts Shareholder Rights Plan

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium & Vanadium Corp. (CSE:WUC) (OTCQX:WSTRF) (“Western” or ”Company”) is pleased to announce that its Board of Directors has adopted a shareholder rights plan agreement (the “Plan”). While the Plan is effective immediately, its continuance is subject to Western obtaining shareholder approval at our annual general and special meeting (the “AGM”) to be held on June 29, 2023.

The Plan was adopted to help ensure, to the extent possible, the fair treatment of shareholders in the event of any take-over bid, other acquisition of control, and/or “creeping” take-over bid for the Company without payment to all shareholders of an adequate control premium. A creeping takeover bid occurs where acquisition of a significant interest in the Company takes place through a number of share purchases over time. The Plan is very similar to rights plans adopted by other Canadian issuers, and it was not adopted in response to any specific proposal to acquire control of the Company. Western is not aware of any such proposal.

The Plan has an initial term of three years provided it is ratified by shareholders of the Company at the AGM. It is contained in a shareholder rights plan agreement with Capital Transfer Agency ULC as rights agent that is attached to the management information circular (the “Circular”) prepared for the AGM. The Board of Western recommends the ratification of the Plan by Western shareholders at the AGM.

Under the Plan, rights (the “Rights”) have been issued to holders of Western common shares at a rate of one Right for each common share, and one Right will be issued and attached to each subsequently issued common share of the Company. The issuance of the Rights will not change the manner in which shareholders trade their common shares and the Rights will automatically attach to the common shares with no further action by shareholders being required. The Rights issued under the Plan are exercisable only if an acquirer (together with certain related parties) becomes beneficial owner of 20% or more of the common shares of the Company without complying with the permitted bid provisions of the Plan. If the Plan is not approved by shareholders at the AGM, the Plan and all Rights issued thereunder will then terminate.

The brief description of the Plan in this press release is qualified in its entirety by the full text of the Plan, which will be filed under Western’s profile on SEDAR and on the SEC’s EDGAR system. Further details regarding the Plan will be included in the Circular, which is being disseminated to shareholders on or about May 30, 2023.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is a Colorado-based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States, and development and application of kinetic separation.

Cautionary Note Regarding Forward-Looking Information: Certain information contained in this news release constitutes “forward-looking information” or a “forward-looking statements” within the meaning of applicable securities laws (collectively, “forward-looking statements”). Statements of that nature include statements relating to, or that are dependent upon: the Company’s expectations, estimates, assumptions and projections regarding exploration and production plans and results; the timing of planned activities; whether the Company can raise any additional funds required to implement its plans; whether regulatory or analogous requirements can be satisfied to permit planned activities; and more generally to the Company’s business, and the economic and political environment applicable to its operations, assets and plans. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond the Company’s ability to control or predict. Please refer to the Company’s most recent Management’s Discussion and Analysis, as well as its other filings at www.sec.gov and/or www.sedar.com, for a more detailed review of those risk factors. Readers are cautioned not to place undue reliance on the Company’s forward-looking statements, and that these statements are made as of the date hereof. While the Company may do so, it does not undertake any obligation to update these forward-looking statements at any particular time, except as and to the extent required under applicable laws and regulations.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier	Robert Klein
President and CEO	Chief Financial Officer
970-864-2125	908-872-7686
gglasier@western-uranium.com	rklein@western-uranium.com